                                  June 19, 1997



                              EMPLOYMENT AGREEMENT


    This document will constitute the Employment Agreement ("Agreement") between The Todd-AO Corporation ("Todd-AO") and Rand Gladden ("you").

    1. EMPLOYMENT AND SERVICES: The Company hereby agrees to employ you as Vice President of The Todd-AO Corporation and President and co- CEO of Todd-AO/Hollywood Digital, Inc. a successor in interest to Hollywood Digital Limited, a Partnership ("the Company"), and you agree, commencing July 1, 1997 ("the commencement date"), to perform your exclusive and full-time services in this capacity for the Company upon the terms and conditions herein set forth.
As co-CEO and President, you will have full power to hire and fire all employees of the Company, other than officers, and to manage and conduct all business of the Company subject to policies set by the Board or its designated representatives. You shall report directly to Salah M. Hassanein or his successor. You and Salah Hassanein shall be co-Chief Executive Officers of the Company.

    2. TERM: The term of this Agreement shall be for a period of three and one-half years, commencing July 1, 1997 and terminating January 1, 2001 subject to Section 6. This Agreement will be effective the date the purchase and sale of assets between The Todd-AO Corporation, Todd-AO HD, Inc. and Hollywood Digital Limited Partnership and its partners is consummated.

    3. COMPENSATION: As full compensation for your services rendered under this Agreement, the Company shall pay you an annual salary as follows:

         1)   First 12-month period:        $275,000
         2)   Second 12-month period:       $300,000
         3)   Third 12-month period:        $325,000
         4)   The last six-month period     $350,000       (annualized)

The salary shall be paid on the Company's regular paydays during the Term subject to the usual and required employee payroll deductions and withholding for federal, state and local taxes, social security and similar payments.

    4. BENEFITS: During the Term of this Agreement you shall be entitled to such fringe benefits as are made available to all eligible employees of the Company, including the following:


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Rand Gladden
June 19, 1997
Page 2


         a. BUSINESS EXPENSES: The Company shall reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred); you shall submit your expenses to Sy Cross or his successor;

         b. VACATION: Vacation time shall accrue and you shall be entitled to 4 weeks paid vacation each year which can be taken at mutually agreed upon times;

         c. GROUP INSURANCE AND PENSION: You shall be entitled to participate in any group insurance plan the Company may provide under the same terms and conditions as all eligible employees of the Company;

         d. OTHER BENEFITS: You shall be entitled to participate in any pension plan or other fringe benefits which the Company may provide from time to time for all eligible employees of the Company; and

         e. STOCK OPTION: A condition of this Agreement is that Gladden shall receive the stock options as set forth below. Todd-AO will present to the Compensation Committee of the Board of Directors of Todd-AO a request that you be granted stock options of 10,000 shares of Todd-AO Corporation stock. You shall be entitled to stock options of 10,000 shares, which shall vest in 2,000 options commencing September 1, 1997 and each September 1 thereafter. In the event your contract is not renewed, you shall receive the difference between the exercise price and the midpoint between the buy and sell price at the close of business on the day of termination for the last segment of 2,000 options.

    5.   TERMINATION:  The Company may terminate your services in the event of:

         a.   DEATH:  In the event of your death;

         b. DISABILITY: Your having suffered a disability, total or partial, mental or physical, by reason of which you have not performed your obligations hereunder for six (6) consecutive months or shorter periods aggregating more than six (6) months in any twelve (12) month period;

         c. FOR CAUSE: (1) If you engage in a willful act which constitutes a fraud, and which results in a material injury to the Company or its


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Rand Gladden
June 19, 1997
Page 3


reputation; (2) If you are convicted of or plead guilty to a felony; and/or (3) Your breach of any of the material terms or provisions of this Agreement, provided you shall receive at least 30 days' written notice and an opportunity to cure said breach; or

         d. WITHOUT CAUSE: In the event the Company terminates this Agreement prior to the expiration of this Agreement, other than for cause as set forth in Section 5c, the Company shall provide you the remaining sum due under this Agreement and benefits as set forth in Section 4(c), (d) and (e).

    6. COMPENSATION UPON TERMINATION: If your employment is terminated by the Company pursuant to Section 5(c) above, you shall be entitled to receive compensation through the date of such termination and shall receive any incurred but not reimbursed business expenses, and accrued and unused vacation time as of the date of termination.

    7. INTELLECTUAL PROPERTY: For purposes of this Agreement, "Included Inventions" shall mean all patents, developments, designs, creations, improvements, original works of authorship, copyrights, formulas, processes, know how, techniques and/or inventions made or conceived or reduced to practice during the Term of this Agreement or reduced to practice within 12 months after termination of this Agreement, that relate in any way to computer graphics, visual effects, audio and visual production and post production, film, television, cable, CD ROM, multi-media, or any other business now or hereafter conducted by the Company or its affiliates. Excluded from the foregoing definitions of "Included Inventions" are any inventions developed entirely on your own time without using the Company's equipment, supplies, facilities or Proprietary Information (as hereafter defined).

         a. DISCLOSURE AND OWNERSHIP: You agree to promptly disclose all "Included Inventions" to the Company. All "Included Inventions" shall be the sole and exclusive property of the Company and you hereby assign to the Company all of your right, title and interest in such "Included Inventions."

         b. FURTHER ASSURANCES: You will assist the Company in applying for and obtaining patents, copyrights and/or other protection for the "Included Inventions" (during the Term of this Agreement and thereafter) provided that you will be reasonably compensated if the Company requests your assistance after termination of this Agreement.


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Rand Gladden
June 19, 1997
Page 4


    8. BUSINESS CODE OF CONDUCT: Attached hereto and made a part of this Agreement is the Company's Business Code of Conduct. You confirm that you have read, understand and will comply with the terms of such and any reasonable
amendments which you receive thereto.   You will be reasonably compensated if
the Company requests your assistance after termination of this Agreement, and such assistance is not in conflict with any new employment agreements.

    9. PROPRIETARY INFORMATION: In the course of your service to the Company you may have access to confidential specifications, know-how, strategic or technical data, programs, computer software, processes, business documents or information, marketing data, confidential customer lists and sources of supply and trade secrets all of which are confidential and may be proprietary. For purposes of this Agreement, "Proprietary Information" shall include all items enumerated in the preceding sentence to which you have access, whether conceived or developed by third parties, by you alone and/or with others, during normal working hours or thereafter. Proprietary Information shall not include information which is in the public domain unless as a consequence of unauthorized disclosure.

         a. NONDISCLOSURE: During the Term of your employment and for a period of three (3) years thereafter, you will not use Proprietary Information in a manner adverse to the Company's interests nor disclose Proprietary Information, directly or indirectly, to any person other than the Company or authorized employees thereof at the time of such disclosure, or as otherwise specifically instructed by the Company, and in each case only to the extent reasonably required.

         b. AGREEMENTS WITH THIRD PARTIES: You will individually observe the confidentiality provisions of any Nondisclosure or similar agreement entered into by the Company and known to you with respect to information received by the Company which may be proprietary to third parties.

         c. RETURN OF INFORMATION: Upon termination of your employment, you shall deliver to the Company all embodiments of Proprietary Information (including without limitation notes, letters, documents, computer files and other records) which are then in your possession or control and shall not retain any copies of summaries thereof.

    10. PROTECTIVE COVENANTS: You acknowledge that you are a key employee whose specialized skills, abilities and contacts are important to the



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Rand Gladden
June 19, 1997
Page 5


success of the Company, and agree that you will faithfully and strictly adhere to the following covenants:

         a. NONSOLICITATION OF EMPLOYEES: In the event you voluntarily terminate your employment during the Term, or your employment is terminated by the Company for cause, as that term is defined in Section 6, subsection c, of this Agreement, you covenant and agree that you shall not, within one (1) year after the date of such termination of employment, divert, solicit or recruit, or attempt to divert, solicit or recruit, directly or by assisting others, any other employee of the Company or any person who is an employee of the Company, whether or not such employee is a full-time employee or a temporary employee of the Company and regardless of whether such employment is pursuant to written agreement, for a determined period, or at will.

    11. REMEDIES: It is specifically understood and agreed that any breach of the provisions of Section 10 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by you and seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

    12. ARBITRATION: Any controversy or claim arising out of or relating to this Agreement or the breach hereof, other than matters pertaining to injunctive relief including, without limitation, temporary restraining orders, preliminary injunctions, and permanent injunctions, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration shall be and may be entered in any court having jurisdiction thereof. The dispute shall be submitted to an arbitrator agreed to by the parties to the dispute or, if such parties cannot agree upon an arbitrator, an arbitrator selected for the parties by the American Arbitration Association. Each party shall bear their own costs and attorneys' fees. The arbitrator's fee shall be divided equally between the parties. Such arbitration shall take place in Los Angeles, California, unless otherwise agreed to in writing by the parties.

    13. ATTORNEYS' FEES: Except as provided in Section 12 Arbitration, if a party to this Agreement (or any successor in interest to either party) based on the performance, breach or interpretation of this Agreement, each of the parties shall pay for their own respective costs and attorneys' fees regardless of the outcome of any litigation or proceeding.


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Rand Gladden
June 19, 1997
Page 6


    14. NOTICES: All notices, requests, consents and other communications required or permitted to be given hereunder shall be deemed to have been duly given if written and delivered personally or sent by prepaid telegram, or mailed first-class, postage prepared, as follows:


         You                      Rand Gladden

                                  ------------------------------

                                  ------------------------------


         The Company              The Todd-AO Corporation
                                  Attn:  Kate Reck
                                  900 N. Seward Street
                                  Los Angeles, CA  90038

or at such other addresses as either party may specify by written notice to the other.

    15.  GENERAL:

         a. ENTIRE AGREEMENT AND MODIFICATION: This Agreement and the attached Memorandum of Understanding sets forth the entire agreement and understanding of the parties hereto, and effective on the commencement date hereof supersedes all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement. This Agreement may only be modified by an agreement in writing executed by both parties hereto.

         b. SUCCESSORS: This Agreement shall be binding upon, and shall inure to the benefit of the successors and assigns of the Company.

         c. GOVERNING LAW: This Agreement shall be construed under and governed by the laws of the State of California.

         d. SECTION HEADINGS: The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


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Rand Gladden
June 19, 1997
Page 7


         e. SEVERABILITY: In the event that any provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.


                                  THE TODD-AO CORPORATION



DATED:                             By:
       ---------------------            ----------------------------
                                       SALAH M. HASSANEIN
                                       President and CEO




AGREED:

DATED:                            By:
       ---------------------            ----------------------------
                                       RAND GLADDEN

                           MEMORANDUM OF UNDERSTANDING


    RAND GLADDEN (Gladden) and SALAH HASSANEIN (Hassanein), President and CEO of The Todd-AO Corporation, have entered into an employment agreement dated June 16, 1997.

    In addition to the terms set forth in the Employment Agreement, the above parties have agreed to the following:

1. Gladden will report directly to Hassanein and not to anyone else in the organization.

2. Gladden may attend the annual NAB Convention, along with management and talent selected by Gladden, at company expense. The number of attendees shall be consistent with Gladden's past practice.

3. Gladden may attend the annual I.T.S. Presidents' Retreat and Post-Production Retreat at Company expense.

4. Gladden shall receive an automobile allowance of $5,500 per year, payable in monthly installments.

5. Gladden shall be provided a cellular telephone by the Company. All costs and expenses incurred in connection with the use of said phone shall be paid for by the Company.

6. All employment agreements between Todd-AO/Hollywood Digital, Inc. and any individual shall be subject to final approval by Salah Hassanein, or his successor.



DATED:                      , 1997
       ---------------------                ----------------------------
                                            SALAH M. HASSANEIN


DATED:                      , 1997
       ---------------------                ----------------------------
                                            RAND GLADDEN